EXHIBIT 10.2

Separation Agreement

This Separation Agreement (the “Agreement”) is entered into as of May 24, 2013 (the “Effective Date”), by and among John Avagliano (“Executive”), Image Entertainment, Inc., a Delaware corporation (the “Company”), and RLJ Entertainment, Inc. a Nevada corporation (“RLJE”) (collectively referred to herein as the “Parties”).

W i t n e s s e t h:

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of April 14, 2010, as amended by that First Amendment to Employment Agreement, dated July 12, 2010 (together, the “Employment Agreement”);

WHEREAS, as of October 3, 2012, Executive was appointed Chief Financial Officer of RLJE, in connection with certain transactions involving RLJ Acquisition, Inc., the Company and Acorn Media Group, Inc. (“Acorn”), which resulted in RLJE becoming the parent corporation of the Company and Acorn (collectively, the “Transactions”);

WHEREAS, as of October 3, 2012, upon the closing of the Transactions, (x) all of Executive’s purchased equity and Type A and B restricted stock were exchanged for shares of fully vested common stock in RLJE and (y) all of Executive’s Type C restricted stock and stock options to purchase Company common stock were terminated, and Executive has no additional options, restricted stock or rights to additional options or restricted stock in the Company or RLJE;

WHEREAS, the parties hereto are entering into this Agreement in connection with Executive being requested by Company and RLJE to resign from all of his remaining positions, offices and titles of the Company, RLJE, and all of their affiliates, in each case, effective as of May 24, 2013 (the “Separation Date”);

WHEREAS, the Company and Executive now wish to fully and finally resolve all compensation and benefits related matters between them, under the Employment Agreement, subject to the terms set forth below.

NOW, THEREFORE, in consideration of, and subject to, the receipt of the severance benefits payable to Executive pursuant to the Employment Agreement, and such other matters as are agreed upon below, the adequacy of which is hereby acknowledged by Executive, Executive and the Company hereby agree as follows:

1.             Resignation.  As of the Separation Date, Executive will resign from all of his positions, offices and titles in and of the Company, RLJE, and all of their affiliates. Executive agrees that he will, from time to time, sign such additional documents as may be reasonably requested by the Company or RLJE to confirm his resignations as specified under the terms of this section.  The Employment Period, as defined in the Employment Agreement, will terminate as of the Separation Date. Notwithstanding the foregoing, and for the avoidance of doubt, Executive will continue to be covered by any applicable policies of insurance which protect officers, directors and executives from claims by third parties arising out of actions taken on behalf of the Company to the same extent as prior to the Separation Date and in accordance with the Employment Agreement.

2.             Payments and Benefits to Executive. In full and final consideration of all obligations to Executive, subject only to the remainder of the terms and conditions of this Agreement, RLJE and the Company agree to pay or provide the following to Executive, in each case less all deductions required by law:

(a)            Continuation of Compensation.  In recognition of the fact that the parties dispute the amount and applicability of severance and other obligations under the Employment Agreement in the event of termination of employment of Executive, it is agreed that in lieu of the severance provisions of the Employment agreement, the Company will continue to pay Executive base salary compensation provided for in Section 3 (a) of the Employment Agreement, despite the foregoing termination and resignation, as follows:   For the period from the Effective Date until the Separation Date, Executive’s base salary and methodology of payment shall be the same as under the Employment Agreement and in accordance with existing practice (and Executive will continue to render services to Company during that period), and for a period commencing May 25, 2013 until December 31, 2013, Executive shall receive a total of $283,333 in base salary (paid in equal amounts  on a bi-weekly basis for each pay period until December 31, 2013, in accordance with Company's payroll practices and less any applicable deductions).  The foregoing payments will be treated as (or in lieu of) severance, and neither the Company nor RLJE will have any other continuing obligations for payment of any severance or other compensation to Executive of any kind.

(b)            Unreimbursed Expenses.  Reimbursement of all unreimbursed expenses incurred through the Separation Date pursuant to Section 3 of the Employment Agreement.  Prior to the Separation Date, Executive shall submit and the Company shall verify the amount of such expenses and pay same promptly. As of April 23, 2013, unreimbursed expenses totalled $6,577.28, and Executive will promptly document additional out of pocket expenses he has incurred prior to the Effective Date, which must be reasonable and customary, and Executive will not incur any items of additional expenses for which he expects to receive reimbursement, without written approval of the CEO of the Company.

(c)            Medical Benefits. In lieu of all payments under paragraph 4(c)(v) of the Employment Agreement, Company shall continue to cover the medical benefits of Executive and his family in accordance with current amounts to the same extent has been the practice prior to the Effective Date until the Separation Date; thereafter, from May 25, 2013 and continuing through December 31, 2013, the Company will contribute $1,429.85 per month (pro rated for any portion of a month) towards the payment or reimbursement of Executive’s COBRA payments

(d)            Accrued Vacation.  Payment to Executive of $49,039.20 representing accrued vacation. Executive shall not be entitled to any vacation time or pay from the Effective Date through the Separation Date, and Executive agrees that he shall make no claim whatsoever for any vacation purportedly taken after the Effective Date.

(e)            Other Obligations. Nothing contained herein is intended to eliminate the obligations of Company and RLJE in connection with amounts owed to Executive under promissory notes held by Executive, nor otherwise diminish Executive's rights with respect to ownership of common stock in RLJE owned by Executive as of the Effective Date.

3.         Public Release.  The Company and RLJE intend to release publicly the statements attached hereto as exhibit A concerning Executive’s termination of employment.

4.        Advice of Counsel.  Executive has had the advice of independent legal counsel of his own choosing in negotiations for and the preparation of this Agreement.  Executive has executed this Agreement after careful and independent investigation, understands all of its terms, and agrees to those terms voluntarily, and affirmatively warrants that he is not executing this Agreement under fraud, duress or undue influence.

5.         Integration.  This Agreement, the Employment Agreement and the other documents described or referred to herein set forth the final, sole, and entire agreement between Executive and the Company and RLJE, and supersede any and all prior agreements, negotiations, discussions or understandings between Executive and the Company and RLJE concerning the subject matter hereof.  This Agreement may not be altered, amended, or modified, except by a further writing signed by all of the parties.

6.         Cooperation. Executive agrees to provide RLJE and the Company with Executive’s reasonable cooperation regarding (a) any matters relating to Executive’s duties and responsibilities and (b) actual or potential claims, controversies or lawsuits brought by or against RLJE or any of its subsidiaries in which Executive has knowledge of the particular facts or circumstances giving rise to the claim. Executive’s obligations are subject to his other professional and personal commitments.  RLJE shall pay for any and all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.

7.         Miscellaneous Provisions.

(c)            The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

(d)            This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York. The language in this Agreement shall not be construed for or against any particular party.

(e)            This Agreement may be executed in ink or by facsimile and in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

(f)            This Agreement shall apply to, bind, and inure to the benefit of the Parties and their respective successors and assigns.

(g)            Any individual signing this letter on behalf of the Company or RLJE represents and warrants to Executive that he/she has actual authority to enter into this Agreement on behalf of the Company and RLJE, respectively.

(h)            The provisions of Section 17 of the Employment Agreement are hereby incorporated by reference into this Agreement, and as such shall remain in full force and effect; provided, however, that any claim or dispute between the parties arising out of a legal action brought by a third party against a party to this Agreement, may be brought and tried in the same action or proceeding as the third party action. Executive, on the one hand, and the Company and RLJE confirm that each has no intention, as of the date of this Agreement, of asserting any existing claims of which either has knowledge, against the other.

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IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement on the dates indicated below.

RLJ Entertainment, Inc.

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: Chief Executive Officer
Date: May 24, 2013

Image Entertainment, Inc.

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: Chief Executive Officer
Date: May 24, 2013

Executive

/s/ JOHN AVAGLIANO
John Avagliano
Date: May 24, 2013

Exhibit A to Avagliano Separation Agreement

The Company intends to state that Executive “is leaving RLJ Entertainment to pursue other opportunities.”

Miguel Penella intends to state:

“I also want to thank John Avagliano for his contributions to the company, specifically his work in helping form RLJ Entertainment. We wish him well in his future endeavors.”